Contact: Les Nelson Director — Investor Relations (309) 347-9709

Aventine Posts Strong Operating Results

•                  Net income for Q2’07 was $12.6 million, and fully diluted EPS was $0.30 per share

•                  Produced record 50.7 million gallons at Pekin, IL and Aurora, NE plants

•                  Operating Cash Flow Totals $27.0 Million for Q2

•                  Construction contracts for 226 million gallons capacity new plants signed

•                  New marketing alliance partners start producing ethanol during quarter

PEKIN, IL, (July 31, 2007) — Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released its results for the second quarter and six months ended June 30, 2007.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Despite historically high corn prices, we generated strong operating results in the second quarter.  Higher realized ethanol prices, gains from our hedging strategy, and a reduction in SG&A expenses, offset the impact of higher corn, conversion, and per gallon freight costs as compared to the first quarter.  Cash flows from operations increased sharply in the second quarter, to $27.0 million, as a result of reductions in working capital requirements from lower inventory levels and a lower sales volume.  Adjusted EBITDA was $26.1 million in Q2’07, versus $27.4 million in Q1’07.”

Miller added, “We continue to focus our efforts on operating our plants well, which allowed us to achieve record production levels in the second quarter.  Our capacity addition plans are moving forward, as we completed and signed engineering, procurement and construction (“EPC”) contracts for our Mt. Vernon and Aurora West projects in the second quarter.  We have now begun site preparation work at both Aurora West and Mt. Vernon.  When completed, these projects will add 226 million gallons of annual production capacity, bringing our total ethanol production capacity to 433 million gallons annually.  Including what we have spent to date, plus the $385.8 million of cash and short-term investments on our balance sheet and an undrawn line of credit, these new projects are fully funded.  We are pleased with the energy legislation recently passed by the Senate, and hope the House version is equally supportive and timely.  We are also very pleased by the American farmers’ response to the increase in corn demand by planting significantly more corn.”

Second Quarter 2007 Financial Highlights

Revenue in Q2’07 decreased 9.6% over Q1’07 as a result of a lower volume of ethanol sold, offset somewhat by higher ethanol pricing.  Revenue totaled $394.9 million in Q2’07.  Co-product revenue was flat at $23.2 million in Q2’07, from $23.1 million in Q1’07.  Total gallons of ethanol sold were 158.7 million gallons in Q2’07, versus 193.2 million gallons in Q1’07, reflecting the departure of VeraSun from our marketing alliance pool on April 1, 2007.  The average gross sales price of ethanol in Q2’07 was $2.29 per gallon, up from $2.10 per gallon in Q1’07.  The average inventory cost of $1.98 per gallon at the end of the Q2’07 versus $1.91 at the end of Q1’07 reflects both higher purchased ethanol costs and higher production costs.

Gallons sold in Q2’07 totaled 158.7 million gallons, as compared to 193.2 million gallons in Q1’07.  In the second quarter of 2007, we produced 50.7 million gallons, purchased 75.1 million gallons from our marketing alliance partners, purchased 22.0 million gallons from unaffiliated producers and marketers and decreased inventory by 10.9 million gallons.  Equity production increased in Q2’07 over Q1’07 by approximately 3.6%, as the 57 million gallon Pekin dry mill that began production in Q1’07 was fully operational for the entire quarter.

Corn costs in the second quarter of 2007 increased to $3.99 per bushel, significantly higher than our Q1’07 cost of $3.58 per bushel and the Q2’07 CBOT average daily closing price of $3.71 per bushel.  We had previously locked in the price we would pay for a significant portion of our corn needs in the second quarter to protect against price increases.  However, our second quarter corn costs have not been offset by net gains from our corn hedge positions.  In Q2’07, we recorded hedging gains, net of losses, of $2.1 million, which include hedge positions on corn, and are recorded in other non-operating income.

Co-product revenue for Q2’07 was flat, at $23.2 million, versus $23.1 million for Q1’07.  Co-product returns, as a percentage of the price of corn, fell to 31.1% during Q2’07.  Higher co-product volumes and prices for germ and meal were offset by lower pricing on feed, yeast and dried distiller’s grains.  In Q2’07, we sold 297.1 thousand tons, versus 267.1 thousand tons in Q1’07.

Conversion costs in the quarter increased to $0.61 per gallon, from $0.55 per gallon in Q1’07.  The increase in conversion costs was primarily the result of higher denaturant, energy and maintenance costs.

Freight and distribution costs in Q2’07 increased to $0.18 per gallon from $0.16 per gallon in Q1’07.  The increase in freight costs was the result of the combination of a reduction in the number of gallons over which fixed costs could be spread, due to the exit of VeraSun from the alliance pool, and from the continued expansion of our distribution footprint.  While expanding our distribution network may increase our distribution cost per gallon, it also allows us to maximize the ethanol sales price we receive.

Depreciation expense for Q2’07 was $3.0 million, as compared to $2.9 million in Q1’07.

SG&A expenses were $8.8 million in Q2’07 as compared to $9.6 million in Q1’07.  The decrease in SG&A expenses as compared to Q1’07 reflects a reduction in expenditures related to legal fees primarily associated with our capacity expansion efforts and expenses related to certain business taxes and fees.

Other non-operating income for the second quarter of 2007 includes $2.1 million of realized and unrealized net gains on derivative contracts, including the effect of marking to market derivative contracts, versus net gains in the first quarter of 2007 of $3.9 million.  The gains recorded in Q2’07 reflect mark to market gains on short corn positions, and gains recorded on purchased put options.  These gains are net of losses on short gasoline futures positions.

Interest income for Q2’07 totaled $4.2 million.  Interest income increased significantly due to a combination of a higher average level of funds available to invest as a result of our recent note offering and funds from last year’s initial public offering, combined with higher short-term investment rates due to increases in interest rates in general.

Interest expense for the second quarter was $7.0 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10.0% senior unsecured notes, $0.2 million of amortization of deferred financing fees, reduced by capitalized interest of $0.7 million.

The income tax rate for the second quarter of 2007 was 28.9% versus a rate of 36.1% in the first quarter of 2007.  In Q2’07, we adjusted our estimated tax provision to reflect a higher level of tax exempt interest income from investments for the remainder of 2007.  The true-up in the second quarter adjusts the year-to-date rate 32.5%, which is the rate we now estimate we will incur for 2007.

Second Quarter 2007 versus Second Quarter 2006

Net income decreased in Q2’07 to $12.6 million, or $0.30 per diluted share, as compared to net income of $24.7 million, or $0.67 per diluted share, in Q2’06.  Net income decreased primarily as a result of significantly higher corn costs combined with lower ethanol revenue per gallon sold.  The commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, declined in Q2’07 to $1.28 per gallon, from $1.94 per gallon in Q2’06.  The average sales price per gallon of ethanol declined in Q2’07 to $2.29 per gallon from the $2.41 average received in Q2’06.  Corn costs during the second quarter of 2007 averaged $3.99 per bushel, significantly higher than our second quarter 2006 cost of $2.27 per bushel.  A decrease in the conversion cost in Q2’07 of $0.61 per gallon as compared to $0.79 per gallon in Q2’06 was not sufficient to offset the decline in the commodity spread.

Q2’06 results benefited from the sale of 10.5 million gallons of ethanol from inventory at prices significantly higher than the weighted average cost at which they had been held in inventory of $1.58 per gallon, increasing gross profit in Q2’06 by approximately $18.6 million.  Higher selling, general and administrative expenses in Q2’07 as the result of being a public company also attributed to the decline in net income from Q2’06.

Gallons of ethanol sold in the second quarter of 2007 decreased 10.0% to 158.7 million gallons, as compared to 176.3 million gallons in the second quarter of 2006.  Ethanol sales for the quarter decreased as a result of lower marketing alliance purchases due to VeraSun Energy Corporation leaving our marketing alliance on April 1, 2007.  The lower number of marketing alliance gallons purchased was offset somewhat by increased equity production.  Ethanol production in the quarter was a record 50.7 million gallons, up from 28.9 million gallons in the second quarter of 2006.  In January 2007, our new Pekin dry mill began full production, and we began to realize the benefits from the production capacity increase.

Operational Highlights

The Company completed the EPC contracts for its planned capacity additions at Mt. Vernon, Indiana and Aurora, Nebraska during the second quarter.  The Company’s EPC contracts with Kiewit Energy Company (“Kiewit”) provide for Kiewit to build an ethanol production facility at each site capable of initially producing 113 million gallons of denatured ethanol annually as the primary product.  In addition, the EPC contracts also call for Kiewit to provide certain additional materials and services to prepare each site for a phase II expansion.  A phase II expansion would double the capacity of each of the plants.  Once a “Notice to Proceed” is given to Kiewit, the estimated substantial completion time is expected to be 18 months.  Delta-T Corporation is the technology provider for the projects.

During the second quarter of 2007, we spent approximately $65.9 million on capital projects.  Of this amount, $6.0 million was spent on maintenance and regulatory projects, while $59.9 million was spent on capacity additions.  Amounts spent during Q2’07 on the Aurora West and Mt. Vernon projects included the pre-purchasing of long lead-time equipment and stainless steel material, licensing fees and site preparation work in anticipation of receiving environmental permits.  For the year, we have spent $78.4 million, of which $8.7 million was for maintenance and regulatory projects, and $69.7 million was spent on capacity additions.

As of April 1, 2007, VeraSun Energy Corporation was no longer part of our marketing alliance.  During the second quarter, two new marketing alliance partner projects began ethanol production.  E3 Biofuels, of Mead, Nebraska, with production capacity of 24 million gallons of ethanol annually, and Redfield Energy, LLC, of Redfield, South Dakota, with production capacity of 50 million gallons of ethanol annually, both began shipping product during the second quarter.  These two new plants bring the capacity of currently producing marketing alliance partners to 361 million gallons annually.   We expect one more new plant with annual capacity of 50 million gallons to come online in 2007, along with the expansion of one existing plant to also add 50 million gallons of annual capacity.  When these new plant/expansions becomes operational, and including our own recent Pekin II plant expansion, we will be marketing 668 million gallons of ethanol in the U.S. annually, nearly matching the total at the end of 2006.  In addition, we have signed marketing agreements with another 16 plants with nameplate production capacity of 1.4 billion gallons, with 301 million gallons currently under construction and 1.1 billion gallons for projects that have been announced.

During Q2’07, we announced the addition of a major new biodiesel producer to our biodiesel marketing effort.  In Q2’07, we sold 1.9 million gallons of biodiesel.  Although this program is still in its infancy, we expect it to grow.

During the second quarter of 2007, the Company did not repurchase any shares if its common stock under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $48.8 million.

Second Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Wednesday, August 1, 2007 to discuss the contents of this press release.  Dial in to the conference call at (866) 277-1184 (U.S.) or (617) 597-5360 (International), access code: 38689200, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through August 31, 2007 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  83776089.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9709.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                   National, state or local energy policy;

•                   Federal ethanol and biodiesel tax incentives;

•                   Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                   State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                   Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Renewal of alliance partner contracts;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended			Six months ended June 30,
(In thousands except per share amounts)	6/30/07	3/31/07	6/30/06	2007	2006

Net sales	$394,914	$436,662	$442,905	$831,576	$756,425
Cost of goods sold	367,485	408,247	392,697	775,732	675,622
Gross profit	27,429	28,415	50,208	55,844	80,803
Selling, general and administrative expenses	8,779	9,598	7,371	18,377	13,637
Other expense (income)	(514)	(164)	(342)	(678)	(607)
Operating income	19,164	18,981	43,179	38,145	67,773
Other income (expense):
Interest income	4,167	1,368	1,228	5,535	1,883
Interest expense	(7,021)	(336)	(4,236)	(7,357)	(8,601)
Other non-operating income (expense)	2,139	3,869	1,899	6,008	2,454
Minority interest	(725)	(518)	(1,651)	(1,243)	(2,917)
Income before income taxes	17,724	23,364	40,419	41,088	60,592
Income tax expense	5,117	8,424	15,765	13,541	23,751
Net income	12,607	14,940	$24,654	27,547	$36,841

Per share data:
Income per common share — basic:	$0.30	$0.36	$0.70	$0.66	$1.05
Basic weighted average number of common shares	41,912	41,811	35,152	41,861	35,149

Income per common share — diluted:	$0.30	$0.35	$0.67	$0.65	$1.01
Diluted weighted average number of common and common equivalent shares	42,649	42,458	36,572	42,554	36,527

Gallons by source:
Gallons produced	50,679	48,907	28,902	99,586	65,578
Gallons purchased from alliance partners	75,105	134,709	120,156	209,814	240,768
Gallons purchased from non-affiliated producers	22,085	21,528	16,701	43,613	31,125
Inventory (increase) decrease	10,862	(11,956)	10,508	(1,094)	3,649
Total gallons sold	158,731	193,188	176,267	351,919	341,120

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 30, 2007 (Unaudited)	June 30, 2006 (Unaudited)	December 31, 2006

Assets
Cash and cash equivalents	$44,059	$38,982	$29,791
Short-term investments	341,773	-	98,925
Accounts receivable, net	48,897	57,141	79,729
Inventory	74,923	73,694	67,051
Income taxes receivable	5,220	—	6,446
Other current assets	5,821	3,888	4,549
Property, plant and equipment, net	188,023	72,366	115,645
Restricted cash for plant expansion	—	33,814	—
Net deferred tax assets	2,345	—	—
Other assets	13,991	9,591	6,000
Total assets	$725,052	$289,476	$408,136

Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$65,925	$88,050	$83,244
Long-term debt	300,000	160,000	—
Minority interest	9,953	9,865	10,221
Net deferred tax liabilities	—	6,082	6,104
Other long-term liabilities	13,639	6,240	4,404
Total liabilities	389,517	270,237	103,973
Stockholders’ equity	335,535	19,239	304,163
Total liabilities and stockholders’ equity	$725,052	$289,476	$408,136

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
(In thousands)	2007	2006

Operating Activities
Net income	$27,547	$36,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,205	2,765
Deferred income taxes	1,373	—
Stock based compensation expense	3,345	3,053
Minority interest	1,243	2,917
Other	248	(656)
Net changes in operating assets and liabilities	5,024	(1,385)
Net cash provided by operating activities	44,985	43,535

Investing Activities
Additions to property, plant and equipment	(78,354)	(31,610)
Increase in restricted cash for investing activities	—	(1,110)
Use of restricted cash for plant expansion	—	27,658
Investment in short-term securities	(242,848)	—
Net cash provided by (used for) investing activities	(321,202)	(5,062)

Financing Activities
Proceeds from the issuance of senior unsecured notes	300,000	—
Payment of debt issuance costs	(8,221)	—
Net repayments on revolving credit facilities	—	(1,514)
Proceeds from stock option exercises	200	—
Tax benefit from stock option exercises	17	—
Distributions to minority shareholders	(1,511)	(1,727)
Net cash provided by (used for) financing activities	290,485	(3,241)
Net increase in cash and cash equivalents	14,268	35,232
Cash and cash equivalents at beginning of period	29,791	3,750
Cash and cash equivalents at end of period	$44,059	$38,982

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended			Six months ended June 30,
(In thousands) (Unaudited)	6/30/07	3/31/07	6/30/06	2007	2006

Net income	$12,607	$14,940	$24,654	$27,547	$36,841
Depreciation	3,025	2,950	1,052	5,975	2,098
Non-cash stock-based compensation expense	1,751	1,594	1,745	3,345	3,053
Minority interest	725	518	1,651	1,243	2,917
Interest expense	7,021	336	4,236	7,357	8,601
Interest income	(4,167)	(1,368)	(1,228)	(5,535)	(1,883)
Income tax expense	5,117	8,424	15,565	13,541	23,751
Adjusted earnings before interest, taxes, depreciation and amortization	$26,079	$27,394	$47,675	$53,473	$75,378

	Three months ended			Six months ended June 30,
	6/30/07	3/31/07	6/30/06	2007	2006

Ethanol revenue per gallon sold	$2.29	$2.10	$2.41	$2.18	$2.11

Corn cost per bushel	$3.99	$3.58	$2.27	$3.79	$2.19
Yield (gallons per bushel) (1)	2.71	2.70	2.60	2.71	2.63
Bushels consumed (in millions)	18.7	18.1	11.1	36.8	24.9
Co-product return % (2)	31.1%	35.7%	46.2%	33.2%	48.1%

Commodity spread (per gallon) (3)	$1.28	$1.25	$1.94	$1.24	$1.68
Conversion cost per gallon produced	$0.61	$0.55	$0.79	$0.58	$0.66
Freight/distribution cost per gallon sold (4)	$0.18	$0.16	$0.17	$0.17	$0.15

Inventory value per gallon	$1.98	$1.91	$2.19	$1.98	$2.19
Inventory gallons (in millions) (5)	30.6	41.9	30.5	30.6	30.5

(1)          Yield equals gallons produced divided by bushels consumed

(2)          Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(3)          Commodity spread equals average gross ethanol sales price per gallon sold less net corn cost

(4)          Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold.  Total freight/distribution costs may also include cost to ship co-products.

(5)          Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.

Cost of Goods Sold Breakout

	Three months ended			Six months ended June 30,
(In millions)	6/30/07	3/31/07	6/30/06	2007	2006

Gross corn costs	$74.7	$64.7	$25.3	$139.4	$54.5
Conversion costs	30.9	27.0	22.9	57.9	43.5
Depreciation	3.0	2.9	1.1	5.9	2.1
Freight/distribution costs	28.0	30.2	29.6	58.2	52.0
Inventory change
Volume (1)	21.6	(22.7)	12.5	(1.1)	2.3
Price (2)	(2.1)	-	(18.6)	(2.1)	(21.7)
Other (3)	(0.8)	(1.0)	1.4	(1.8)	1.1
Total inventory change	18.7	(23.7)	(4.7)	(5.0)	(18.3)

Purchased ethanol and pass through taxes	212.2	307.1	318.5	519.3	541.8
Total cost of goods sold	$367.5	$408.2	$392.7	$775.7	$675.6

(1)          Volume = change in volume x previous quarters price

(2)          Price = change in price x current quarter volume

(3)          Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses